Exhibit 99.1

TIER REIT Recasts Credit Facility

DALLAS, Texas, January 24, 2018 — TIER REIT, Inc. (NYSE: TIER), a Dallas-based real estate investment trust, announced today that it has recast its existing multi-bank unsecured credit facility.

The amendment provides for total unsecured borrowings under the credit facility to increase from $860 million to $900 million, with the ability to further increase total borrowings by up to an additional $300 million in the aggregate subject to certain requirements.  The recast also includes a maturity date extension of the revolving portion of the facility from December 2018 to January 2022, with an additional one-year extension option subject to certain requirements, as well as a maturity date extension of the $300 million term loan from December 2019 to January 2025.

The new credit facility is being led by Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners. In addition, U.S. Bank National Association is a joint lead arranger of the revolver and seven-year term loan, and PNC Bank, National Association is a joint lead arranger of the five-year term loan, with both serving in conjunction with Fifth Third Bank and Capital One National Association as documentation agents; Bank of America, N.A., BMO Capital Markets Corp. and Regions Bank are senior managing agents; and Associated Bank, National Association and First Tennessee Bank are additional participants.

“We are pleased with the strong lender demand for our recast credit facility and the ongoing support from our expanding bank group as we continue to execute our value creation plan,” stated Dallas Lucas, Chief Financial Officer. “The amended facility solidifies our balance sheet with no meaningful debt maturities until 2022 and provides us the capacity to further capitalize on new near-term selective development opportunities.”

About TIER REIT, Inc.

TIER REIT, Inc. is a publicly traded (NYSE:TIER), self-managed, Dallas-based real estate investment trust focused on owning quality, well-managed commercial office properties in dynamic markets throughout the U.S.  TIER REIT’s vision is to be the premier owner and operator of best-in-class office properties in TIER1 submarkets, which are primarily higher density and amenity-rich locations within select, high-growth metropolitan areas that offer a walkable experience to various amenities.  Our mission is to provide unparalleled, TIER ONE Property Services to our tenants and outsized total return through stock price appreciation and dividend growth to our stockholders.

For additional information regarding TIER REIT, please visit www.tierreit.com or call 972.483.2400.

Forward-Looking Statements

Certain statements made in this press release that are not based on historical information are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements for which no assurance can be provided.  TIER REIT undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosure contained in our public filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K.

TIER REIT, Inc.

Scott McLaughlin, 972.483.2465

smclaughlin@tierreit.com